Exhibit 10.19

EMPLOYMENT SUPPLEMENTARY AGREEMENT

This SUPPLEMENTARY AGREEMENT (the “Agreement”), is entered into as of July 26, 2009 (the “Effective Date”) by and between Nice Enterprise Trading H.K. Co., Ltd, a company incorporated and existing under the laws of Hong Kong (“Nice Enterprise”) and Mr. Marco Hon Wai KU, an individual (the “Executive”), as an amendment to the EMPLOYMENT AGREEMENT (the “Original Agreement”) entered into as of July 26, 2008 by and between the abovementioned parties.

RECITALS

Nice Enterprise desires to employ the Executive as the Chief Financial Officer for China Marine Food Group Limited (the “Company”) and to assure itself of the services of the Executive upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree to replace Section 5 of the Original Agreement as follows:

5.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. The Executive’s cash compensation shall be US$11,700 (i.e. Rmb80,000) per month, of which US$8,800 (i.e. Rmb60,000) per month will be regarded as housing and traveling allowances.

(b)
Equity Incentives. The Executive is entitled to the Company’s common stock award of 30,000 shares at the anniversary of this Agreement (i.e. July 25, 2010). The Company should bear any related registration or administration fees in full.

(c)
Annual Leave and Other Benefits. The Executive is entitled to 20 days of annual leave per annum. If the Executive cannot enjoy the annual leave due to business commitments, such remaining balances of annual leave can be carried forward to the following year. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(d)	Annual Review. Compensation and benefits will be reviewed by the Board or the Compensation Committee of the Company on an annual basis.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Nice Enterprise Trading H.K. Co., Ltd.

By:	/s/ Pengfei Liu
Name:	Pengfei LIU
Title:	CEO and Executive Director

Executive

By:	/s/ Marco Hon Wai Ku
Name:	Marco Hon Wai KU
Title:	CFO